Exhibit 99.1

Pimi Agro reports successful trial results of
CitrusGuard™ in the treatment of mandarins

Beverly Hills, CA – May 6, 2010 – Pimi Agro CleanTech, Inc. “Pimi” (OTCBB: PIMZ), a Company that develops and markets environmentally friendly alternative solutions for treating pre- and post-harvest of fruits and vegetables, announced today that it completed its first commercial trial utilizing CitrusGuard™ in the treatment of mandarins. Similar to Pimi’s SpuDefender™, StoreGuard™ and SeedGuard™ patented technologies, CitrusGuard™ is aimed at preventing the decay of citrus which may occur during storage and prior to packing and distribution.

Mr. Youval Saly, CEO, remarked, "We are extremely pleased with these initial results. We believe that this will open a potentially new and large market for us in the treatment of citrus produce.”  According to Israeli export statistics, more than 200,000 tons of citrus fruits are expected to be exported from Israel to Europe during the 2009-2010 Citrus season, Mr. Saly continued “there is a growing demand for an effective, environmental-friendly solution that we believe Pimi Agro can offer.”

The trials were carried out in one of the biggest packing houses in Israel, which exports fruits to the United States and Europe. In these trials, CitrusGuard™ demonstrated efficacy with no contaminated fruit after 25 days of storage. Quality control supervisors in the packing houses were impressed by the initial results and will run additional tests this season.

To date, green mold on fresh citrus is controlled in California, Florida and other places including Israel primarily by applications of the fungicides ortho-phenyl phenate (OPP or SOPP), imazalil, and thiabendazole (TBZ). However, the apparent public concern with health risks of residue intake of these chemicals has resulted in regulations reducing the allowed concentrations of these fungicides, in order to achieve a very low MRL (Maximum Residue Levels) in consumed fruits. The challenge is to keep the quality of citrus during shelf life at these lower levels of MRL.  In addition, the current molds become resistant to the existing chemicals, meaning that in order to keep the same shelf life suppliers need to increase chemical levels in the product. For these reasons, there is a need and market for an environmentally friendly alternative.

About  Pimi Agro CleanTech, Inc.

Pimi Agro CleanTech, Inc. (OTCBB: PIMZ) was established in 2004 to develop and sell alternative environmentally friendly solutions for the pre- and post-harvest treatments of a wide range of tubers, fruits and vegetables. The Company and its Co-founder, Mr. Nimrod Ben Yehuda, have invested many years of research in developing these eco-friendly solutions based on the company’s technology platform which is comprised of a unique and worldwide patented formulation of Stabilized Hydrogen Peroxide (“STHP”). Additionally, Pimi has developed a controlled distribution system to apply its solution while maintaining humidity at the highest required levels in storage rooms utilizing advanced technology to create micro droplets, in accordance with a special working protocol developed by Pimi.

The company’s products include SpuDefenderTM, SeedGuardTM and StorGuardTM. Together, these products focus on the treatment of some of the world’s largest stored staples such as potatoes, which is the second largest stored crop world-wide (after grains). Pimi’s products suppress sprouting activity in stored vegetables; help control storage related diseases caused by fungi, yeasts, molds, viruses and bacteria; improve the quality and extend the shelf-life of fruits and vegetables; as well as disinfect seed in preparation for future plantings. The company currently is actively selling its product in the U.K. and is seeking approval from the various regulatory bodies around the world.  Pimi is also seeking to increase its portfolio of product with more environmental friendly solutions for the agro and food industry.

To learn more about Pimi, Inc. visit http://www.pimimarion.com

Pimi Agro CleanTech, Inc. Forward-looking Statement

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

Contacts:

Investor Relations
Leslie Wolf-Creutzfeldt
Grayling
Tel:   +1-646-284-9472
Email: leslie.wolf-creutzfeldt@grayling.com